Exhibit 4.2

360 Finance, Inc. Number Share(s) Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into (i) 4,900,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 50,000,000 Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 50,000,000 Shares of a par value of US$0.00001 each of such class or classes (however designated) as the Board may determine in accordance with the articles of association of the Company. THIS IS TO CERTIFY THAT the registered holder of subject to the Memorandum and Articles of Association thereof. is Share(s) in the above-named Company EXECUTED on behalf of the said Company on the day of 2018 by: unm IN US.A, 0 GOES 740 All Rights Reserved